EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Evolving Systems, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-112082 and 333-122476) and on Form S-8 (Nos. 333-144852, 333-141527, 333-103655, 333-89438, 333-61446, 333-82473, 333-60779, 333-116085 and 333-58285) of Evolving Systems, Inc. of our report dated March 14, 2007, with respect to the consolidated statements of operations, changes in stockholders’ equity and comprehensive income (loss), and cash flows for the year ended December 31, 2006 of Evolving Systems, Inc., which report appears in the December 31, 2008 annual report on Form 10-K of Evolving Systems, Inc.

KPMG LLP

Denver, Colorado

March 11, 2009